Exhibit 99.1

Subject: SAVE THE DATES – IMPORTANT REMINDER OF UPCOMING STOCK OPTIONS EXCHANGE PROGRAM IN JULY 2021
Dear Colleagues:
As you are aware, it is our intention to provide eligible employees a chance to participate in our Stock Options Exchange program.  I’m pleased to advise you that our plan is to make this available for 20 business days from July 19th 2021 to August 13th 2021. Please note that this is subject to change if business circumstances require us to move the dates; if this happens we will advise you in advance.
We’ll provide detailed information at the time of the launch of the Exchange.  As explained during the recent All Employee Update, I want to remind you to pay close attention to your email for communications on the this topic.
To that end, in the coming days you will be receiving a Save the Dates calendar update for the anticipated launch of the Stock Option Exchange program, as well as calendar invites for (2) webinar/information sharing sessions on the program.
Best regards.
David Ford
Chief Human Resources Officer

Important Legal Information
This communication is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to exchange any of the Company’s securities. The Stock Option Exchange Program has not yet commenced. The offer to exchange and the solicitation of securities eligible to be exchanged will be made only pursuant to the Offer to Exchange and other related materials, which are expected to be made available to all eligible option holders shortly after commencement of the exchange offer, at no expense to option holders, through an option exchange portal.  Option holders should read those materials and the documents referenced therein carefully when they become available because they will contain important information, including the various terms and conditions of the Stock Option Exchange Program.  The Company will file a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) with the U.S. Securities and Exchange Commission (the “SEC”).  The Tender Offer Statement, including the Offer to Exchange and other related materials, will also be available to option holders, at no charge, on the SEC’s website at www.sec.gov.  Option holders are urged to read those materials carefully prior to making any decisions with respect to the Stock Option Exchange Program.